UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

OYSTER ENTERPRISES ACQUISITION CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A is being filed to amend the definitive proxy statement (the “Proxy Statement”) of Oyster Enterprises Acquisition Corp., a Delaware corporation (the “Company” or “we”), for its special meeting of stockholders to be held at 11:00 a.m., Eastern time, on December 19, 2022 (the “Special Meeting”), which was filed with the U.S. Securities and Exchange Commission on November 28, 2022, in order to (i) correct the record date for the Special Meeting from November 21, 2022 to November 22, 2022 and (ii) update the amount held in the Company’s trust account (the “Trust Account”) established in connection with the Company’s initial public offering and the estimated per-share Public Share (as defined in the Proxy Statement) redemption price as of the November 22, 2022 record date. Only stockholders of record as of November 22, 2022 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. All references to “November 21, 2022” in the Proxy Statement are hereby amended to “November 22, 2022.” Based upon the amount held in the Trust Account as of November 22, 2022, which was approximately $232,443,542 (inclusive of approximately $1,020,000 in franchise tax and income tax obligations, which we expect to withdraw out of investment income earned on the Trust Account to pay taxes), which includes $100,000 that we will withdraw prior to redeeming any Public Shares to use to cover the cost of dissolution expenses, the Company estimates that the per-share price at which Public Shares may be redeemed from cash held in the Trust Account will be approximately $10.06 at the time of the Special Meeting. All references to “$232,420,518” and “$10.05” in the Proxy Statement are hereby amended to “$232,443,542” and “approximately $10.06”, respectively. Except for the foregoing corrections, no other changes have been made to the Proxy Statement. The date and time of the Special Meeting and the matters to be voted upon all remain the same.